Xcorporeal, Inc. Streamlines Operations

Company Reduces Operating Expenses by $3.5 Million Annually; Explores Strategic Alternatives

LOS ANGELES--(BUSINESS WIRE)—March 16, 2009--Xcorporeal, Inc. (NYSE Amex:XCR) announced today that, as a result of general economic conditions and a deterioration in its liquidity position, it has streamlined its operations through a series of initiatives designed to reduce annual expenses by approximately $3.5 million to a current operating burn rate of approximately $200,000 per month.  The decrease in operating expenses will primarily come from the reduction in personnel. On March 13, 2009, the Company terminated 19 employees, or 73% of its staff.  The Company also intends to take additional actions to minimize or defer operating expenses.

The Company also announced that it is currently exploring various strategic alternatives, which may include the license of certain of the Company’s intellectual property rights as a means to further develop its technologies, among other possible transactions.

About Xcorporeal, Inc.

Xcorporeal, Inc. is a medical device company developing an innovative extra-corporeal platform technology to be used in devices to replace the function of various human organs. The platform leads to three initial products: a Portable Artificial Kidney (PAK) for hospital based Renal Replacement Therapy, the XCR-6 for home hemodialysis, and a Wearable Artificial Kidney (WAK) for continuous ambulatory hemodialysis.

For the hospital market, Xcorporeal is developing a portable, multi-functional renal replacement device that will offer cost-effective therapy for those patients suffering from Acute Renal Failure, which causes a rapid decline in kidney function. In the U.S., the disease affects more than 200,000 patients annually with a mortality rate approaching 50%, according to a study published in the Clinical Journal of American Society of Nephrology in 2006. The Company has completed functional prototypes of subsystems, which are currently undergoing bench testing.

The Company also plans to commercialize the XCR-6, a home hemodialysis device, for the chronic End Stage Renal Disease (ESRD) market, comprised of patients in whom the kidneys have ceased to function. The Company’s devices are intended to combine the best attributes of currently marketed home hemodialysis machines to offer patients convenient, durable and truly portable treatments at home. The Company believes its devices will provide a cost-effective alternative to current home treatment modalities, due to their ability to offer hemodialysis without the need for large quantities of dialysate fluid or purified water. The Company has also completed a demonstration prototype of the XCR-6.

The Company’s WAK is also a device for the chronic treatment of ESRD. The Company has successfully demonstrated a prototype system that weighs less than 6 kg., is battery operated, and can be worn by an ambulatory patient. This miniature, wearable device is intended to enable continuous (up to 24 hours × 7 days per week) renal replacement therapy at home. Increasing dialysis time has previously been shown to reduce morbidity and improve quality of life of ESRD patients. The WAK has been featured in articles written in periodicals worldwide such as the Los Angeles Times, Le Figaro, Frankfurter Algemeiner and Corriere dela Sera. Scientific papers discussing the WAK have been published in several peer reviewed journals, including The Lancet and Kidney International.

Additional Company information may be found on its website at: www.xcorporeal.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control, that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history, difficulty in developing, exploiting and protecting proprietary technologies, the risk that our technology may not be effective, the risk that we may not have sufficient financial resources to adequately finance the development activities described in the press release, uncertainty as to the outcome of arbitration and legal proceedings, intense competition and substantial regulation in the medical device industry, and additional risk factors as discussed in the reports filed by the Company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.

Contact:
Investor Relations:
Xcorporeal, Inc.
Robert Weinstein
Chief Financial Officer
310-923-9968
IR@xcorporeal.com
or
Public Relations:
Dan Klores Communications
Tim Sullivan
212-981-5234
tim_sullivan@dkcnews.com
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